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                                    EXHIBIT 3


                   A COPY OF THE AUTHORIZATION OF THE TRUSTEE
                       TO EXERCISE CORPORATE TRUST POWERS


                                   CERTIFICATE


I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bank One Trust Company, National Association," Columbus, Ohio, (Charter No. 16235) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.


                                       IN TESTIMONY WHEREOF, I have hereunto

                                       subscribed my name and caused my seal of

                                       office to be affixed to these presents at

                                       the Treasury Department in the City of

                                       Washington and District of Columbia, this

                                       25th day of July, 2001.


                             /s/ John D. Hawke, Jr.
                             ------------------------------
                             Comptroller of the Currency